Exhibit 10.14
RAC Benefits Plus Agreement
BY THIS AGREEMENT made this 12th day of June, 2009, Benefit Marketing Solutions, L.L.C., an Oklahoma Limited Liability Company, (hereinafter called “BMS”) and Rent-A-Center Texas, L.P., a Texas limited partnership for itself and the benefit of its affiliates (hereinafter collectively referred to as “ RAC”), mutually warrant, covenant and agree as hereinafter set forth.
WITNESSETH
1.	RECITATIONS. The basis and purpose of this Agreement is as follows:

1.1 THE PARTIES. BMS is primarily engaged in supplying marketing services and benefits to organizations, which said services are intended to enhance the ability of such organizations to attract and retain customers. RAC is primarily engaged in providing its services to the public and desires to employ the assistance of BMS.

1.2 PURPOSE. Pursuant to an agreement dated December 20, 2006 (the “Original Amended and Restated Agreement”), the parties entered into a transaction whereby BMS supplies the benefits, as herein defined in Exhibit “A” (hereinafter the “Benefits”), to RAC’s enrolled customers (hereinafter the “Customers”). BMS and RAC desire to amend and restate in its entirety the Original Amended and Restated Agreement as set forth effective March 1, 2007 unless otherwise stated.

2.	BMS’S DUTIES. BMS hereby agrees to supply RAC certain services and perform certain duties as follows:

2.1 CUSTOMER SERVICES. BMS will supply to Customers in all states other than California, Wisconsin, Indiana, the Commonwealth of Puerto Rico or Canada in cooperation with RAC, those items of Benefits as set forth in Exhibit “A.”

2.2 TRAINING. BMS will provide such training as reasonably necessary to familiarize the RAC employees with the Benefits.

2.3 ADVERTISING, MARKETING, ENROLLMENT AND FULFILLMENT CONSULTATION, APPROVAL AND BUDGET. BMS will provide assistance as reasonably requested by RAC in the design, selection and preparation of copy and artwork, for all materials used by RAC for advertising, marketing, enrollment and fulfillment in connection with the Benefit Program. BMS will review all materials used by RAC in connection with the Benefit Program for advertising, marketing, enrollment and fulfillment and shall approve or provide prerequisites for approval within 10 business days of submission to BMS. BMS and RAC shall mutually agree to an annual budget for production and printing costs for approved materials related to the initial membership booklet provided to members at point of sale. This budget shall be based on materials currently in use, agreed upon modifications, and projected increases or decreases in volume. BMS will pay for the production and printing of all such materials used by RAC in connection with the Benefit Program up to the budgeted amount and for any amounts in excess of the budgeted amounts that have been approved by BMS in writing.

2.4 CUSTOMER SERVICE. BMS shall provide toll-free telephone service for Customers to request information regarding the Benefits. Such service shall be available 8am to 6pm Central Time, Monday — Friday except holidays, by trained customer service representatives.

2.5 CUSTOMER WEBSITE. BMS shall provide a website, linked from the RAC website, containing a complete description of the Benefits for Customers to review. This site shall also provide a means for Customers to locate the medical providers nearest their location.

2.6 CONTENT. BMS reserves the right to modify the Benefits with the consent of RAC or as necessary to comply with any applicable laws or regulations. BMS shall endeavor that such modified benefits are comparable or superior to those herein.

2.7 OTHER SUPPORT. BMS shall provide a website whereby store personnel can review the details relative to the status of claims submitted and received by BMS, view and print forms and training and procedure materials. Additionally, BMS shall provide an email address for store personnel support issues. BMS will staff its operation in a manner which will provide for an average three (3) day turn-around for submitted claim requests. If permission is granted by RAC, BMS will request information needed that is not included with submitted claims via RAC’s internal email system. BMS will follow-up additional information requests in ten (10) day intervals three (3) times. If following the third request, the information is not received by BMS from the requested store, the request will be forwarded to RAC corporate.

3.	RAC’S DUTIES. RAC agrees and covenants as follows:

3.1 PROMOTION. RAC will use reasonable commercial efforts to solicit Customers for participation in the Benefit Program and will use BMS exclusively as the vendor of products and services for benefit or membership programs except that RAC shall be permitted to offer a competing membership program in any stores acquired after November 14. 2006 which are subject to an agreement binding on RAC for the term remaining under such agreement, including without limitation, through Member Trust Enhancement Services, Inc. in approximately 630 Rent-Way stores until December 1,2008, the end of the initial term of the Amended and Restated Preferred Club Agreement dated as of July 12, 2005, by and between Member Trust Enhancement Services, Inc. and Rent-Way, Inc. RAC is not currently offering benefit or membership programs in Wisconsin, Indiana, the Commonwealth of Puerto Rico or Canada and is not required to do so under this Agreement, but will use BMS exclusively as the vendor of products and services for benefit or membership programs in the event such programs are offered.

3.2 ADVERTISING, MARKETING, ENROLLMENT AND FULFILLMENT; APPROVAL BY BMS. Prior to use, RAC shall submit all copy and artwork proposed to be used by RAC for advertising, marketing, enrollment and fulfillment in connection with the Program to BMS, for its prior inspection and approval. RAC will not use or issue any advertising, marketing materials, brochures, web sites or discount medical cards for the Program without the written approval of BMS, such approval not to be unreasonably withheld, conditioned or delayed.

3.3 REPORTS. Commencing April 2007, and continuing monthly thereafter, RAC shall submit to BMS, in a form acceptable to BMS, a report reflecting revenue generated by RAC for the Benefits plan during the previous month. Additionally, RAC shall periodically provide, in a mutually agreeable electronic format, both new and terminated Customer information file, separated by current rental Customers and paid-out Customers. All Customer information so provided shall be considered confidential information subject to Paragraph 5 of this Agreement.

3.3 AUDIT. BMS shall have the right at all reasonable times to examine the books and records of RAC for the purpose of determining the accuracy of the Reports submitted pursuant to this paragraph. Each audit shall be at the expense of BMS unless such audit discloses that RAC has failed to report more than 5% of participating Customers to BMS for any thirty (30) day period.

3.4 PAYMENT OF FEES. All amounts due under this Agreement shall be paid by RAC to BMS, remitted by the 10th calendar day of the month following the month in which fees were paid by the Customers to RAC.

3.5 COSTS; PAYMENTS. For the Benefits, RAC shall pay to BMS an amount per participating Customer per month pursuant to the pricing schedules set forth in Exhibit “B”

3.6 COMPLIANCE. BMS agrees it will comply with all laws applicable to the offering of the benefits programs contemplated by this Agreement except for any applicable state RTO statutes and general consumer protection laws. RAC agrees it will comply with all state RTO statutes applicable to the program’s solicitation, including any general consumer protection provisions that may be a part thereof.

4.
INDEMNITY. BMS agrees to indemnify, defend and hold RAC harmless from any and all loss, claims, demands, damages, suits, liabilities and any costs and expenses, including reasonable attorneys’ fees, arising from or in any way connected with the failure of BMS to perform its duties pursuant to this agreement and/or observe all of the terms, covenants and conditions contained herein. BMS’ maximum liability pursuant to this indemnification obligation shall be limited in each matter to an amount equal to the aggregate fees paid by RAC to BMS pursuant to this Agreement with respect to Customers located in the state in which such matter arises or is brought over the time period covered by such claim(s). RAC agrees to indemnify, defend and hold BMS harmless from any and all loss, claims, demands, damages, suits, liabilities and any costs or expenses, including reasonable attorney’s fees, arising from or in any way connected with the failure of RAC to perform its duties pursuant to this agreement and/or observe all of the terms, covenants and conditions contained herein. . The parties may agree to further limit BMS’ liability to RAC on a case by case basis with respect to specific risks identified in connection with the offering of program benefits or services, provided that any such agreement shall be in writing and signed by both parties.

5.
CONFIDENTIALITY. All information, whether printed, written or oral, furnished through RAC, its agents or employees, to BMS shall be held in confidence by BMS and used or disclosed only for purposes of performing its duties under this Agreement. RAC agrees that the information contained in the sales materials provided it by BMS are and shall remain BMS’ sole and exclusive property and RAC shall not use or disclose to others such information except in connection with the performance of this Agreement. RAC (and each employee, representative, or other agent of RAC) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) and that are provided to RAC relating to such tax treatment and tax structure.

6.
TERM. This Agreement shall remain in effect for a period of five (5) years from March 1, 2007 and shall automatically renew for successive one (1) year periods thereafter; provided, however, either party may cancel this Agreement effective upon the expiration of the then current term by providing the other written notice of such intent to terminate at least ninety (90) days prior to the expiration of the then current term. However, if for any reason RAC desires to cease marketing these or any similar benefits and services to its customers, such cessation may occur after three (3) years hereof. Should such termination occur after the three year period and before five years, RAC may not offer these or similar benefits and services to its customers for a succeeding two (2) year period thereon. In the event that this Agreement is terminated, for any reason, then BMS agrees to continue to provide all then-existing customer benefits and services to all RAC customers who are enrolled as of the date of such termination, until those customers terminate their enrollment in the Benefit Program, and RAC agrees to remit enrollment fees for those customers as provided in this Agreement. Notwithstanding any other provision of this Agreement, RAC may terminate this Agreement without penalty if the Benefit Program is deemed to be illegal or unauthorized, by any federal or state court of competent jurisdiction and the Benefit Program cannot be reasonably be changed or restructured to comply with the law .

7.
CANCELLATION FOR BREACH. If either party shall willfully violate any of the covenants undertaken, or any of the duties imposed upon it by this Agreement, or otherwise breaches or fails to perform a material duty or obligation under this Agreement, such willful violation, breach or failure to perform, shall entitle the other party to terminate this Agreement, provided the party desiring to terminate for such cause shall give the other party at least sixty (60) days written notice, specifying the particulars wherein it is claimed that there has been a violation; and if at the end of such time the party notified does not remove the cause of complaint, or remedy the purported violation, then the termination of this Agreement shall be deemed complete.

8.
EXCLUSIVITY. Any new program benefits or products which are added to the Benefit Program and which were not previously provided by BMS to the rent to own industry generally shall not be offered or provided by BMS to any competitor of RAC for a period of six (6) months following the date such benefits or products are included in the Benefit Program. This paragraph shall not apply to Saver’s Guide.

9.
EXECUTION OF ADDITIONAL INSTRUMENTS. Each party, at any time and from time to time, at the others request, shall execute, acknowledge and deliver any instrument or conveyance that may be necessary or proper to carry out the provisions of this Agreement.

10.
NOTICE. All notices herein required or permitted shall be in writing, given by personal delivery or sent by mail, registered or certified, postage prepaid, or by overnight delivery service addressed as follows:

TO BMS:	Benefit Marketing Solutions, L.L.C.
Attn: President
900 36th Avenue N.W., Suite 105
Norman, OK 73072
405-579-8525

TO RAC:	Rent-A-Center, Inc.
Attn: Executive Vice President — General Counsel and Secretary
5501 Headquarters Drive
Plano, Texas 75024
972-801-1100 Fax: 972-801-1476

11. RIGHTS OF THIRD PARTIES. RAC acknowledges that BMS does not practice in any medical profession nor does it control the provision of such services to Customers. BMS has no responsibility for the care and treatment of Customers rendered by participating network professionals.
12. MISCELLANEOUS. It is further agreed as follows:
12.1 TIME. Time is of the essence of this Agreement.
12.2 ENTIRE AGREEMENT. This is the entire Agreement between the parties and supersedes and replaces the Original Agreement. Neither party shall be bound by any verbal representation altering the terms hereof.
12.3 AMENDMENT AND WAIVER. This Agreement may be amended at any time, but only by an instrument in writing executed by the parties. Either party hereto may waive any requirement to be performed by the other, provided that such waiver shall be in writing and executed by the party waiving the requirement.
12.4 APPLICABLE LAW. This agreement shall be governed by and be interpreted in accordance with the laws of the State of Texas. The place of performance of this Agreement shall be at Plano, Collin County, Texas.
12.5 PARAGRAPH HEADINGS. Headings contained in the Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.
12.6 ASSIGNMENT. This Agreement may not be transferred or assigned by BMS without the prior written consent of RAC, such consent not to be unreasonably withheld, provided that the transaction currently contemplated by BMS and/or its affiliate, BMS Holding Company, Inc., pursuant to which it will merge or consolidate with or into another entity or sell all or substantially all of its assets shall not be considered a transfer of assignment requiring the consent of RAC as long as such transaction is completed within 6 months of the date of this Agreement. A change in control of BMS shall be deemed to be a transfer or assignment for purposes of this provision.
12.7 PARTIAL INVALIDITY. If any provision of this Agreement shall be held to be void or unenforceable for any reason, said provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such void or unenforceable provision while still remaining valid and enforceable, and the remaining terms or provisions hereof shall not be affected thereby.
12.8 ARBITRATION. The parties agree that any claim, dispute or other difference between them shall be exclusively resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association with arbitration to occur at Dallas, Texas. The prevailing party in any dispute arising out of this Agreement shall be entitled to recover its reasonable attorneys fees and expenses.
12.9 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the undersigned and their respective successors and assigns.
12.10 PARTNERSHIP NOT INTENDED NOR CREATED. Nothing in this Agreement is intended or shall be deemed, to constitute a partnership or joint venture between the Parties.
12.11 AUTHORITY. Each party for itself, its successors and assignees hereby represents and warrants that it has the full capacity and authority to enter into and execute this contract; and performance does not violate any contractual or other obligation by which it is bound.
13. SERVICE CONTRACT AGREEMENT. RAC shall cause its affiliate, RAC National Product Service, LLC, to enter into a Service Contract Agreement with BMS in the form attached hereto as Exhibit “C.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Benefit Marketing Solutions, L.L.C.
An Oklahoma Limited Liability Company

By:

Title:

Rent-A-Center Texas, L.P.
A Texas limited partnership

By:

Title:

By its signature below, Rent-A-Center, Inc., a Delaware corporation, agrees to guarantee the performance and obligations of Rent-A-Center Texas, L.P. pursuant to this Agreement.

Rent-A-Center, Inc.
A Delaware Corporation

By:

Title: